FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: February 24, 2009 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces First Quarter Cash Dividend

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.10 per share quarterly cash dividend will be paid March 19, 2009, to shareholders of record as of March 6, 2009. The $0.10 per share cash dividend compares to $0.225 paid in the prior quarter.

Mr. Sullivan stated, “In evaluating the company’s ability and capacity to pay cash dividends the board of directors considers multiple factors including current and estimated future earnings, capital levels, economic conditions, and anticipated credit costs. The company’s earnings over the recent past, which have been reduced due to a substantial increase in loan loss provisioning compounded by losses in the investment portfolio, no longer support the previous dividend level. Given the continued weak economic conditions, the board concluded that it would be most prudent to reduce the cash dividend in order to preserve and enhance Firstbank’s balance sheet strength in this uncertain environment. This was a very difficult decision, and we want to reassure our shareholders that we are committed to positioning the company for improved earnings and performance.

“The additional capital coming from our participation in the U.S. Treasury’s Capital Purchase Program (CPP) also helps insure that our company will maintain a strong capital position as we work towards economic recovery. Our participation in that program does not restrict our ability to pay the former $0.225 dividend, nor does it prohibit us from returning to that level when our board determines that the outlook for earnings warrants such an action.”

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.